INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement ("Agreement"), consisting of 15 pages, is dated as of the 1st day of January, 2025, by and among WYNN NKH, LLC, a Nevada Limited Liability Company (hereinafter "Licensor") and WYNN MACAU, LIMITED, an exempt company with limited liability under the laws of the Cayman Islands (hereinafter "Licensee").
RECITALS
A.Licensor is the licensee with the right to sublicense certain third party marks and works as defined herein including but not limited to the marks and works that are listed and described in attached Schedule A, and is the licensee of other third party rights and works as defined herein that are listed and described in attached Schedule B, and certain trade secrets, data and know-how that are listed and described in attached Schedule C (hereinafter, collectively, the "Licensed Property'').
B.Licensee owns and operates the Wynn Macau Casino Resort, the Encore at Wynn Macau, and Wynn Palace (collectively, the "Operations"), hotels and casino resorts with associated facilities in Macau Special Administration Region, People's Republic of China ("Macau").
C.In order to successfully design, build, market, advertise, promote and/or operate any of the Operations, the Licensee desires to have the license to use the Licensed Property from the Licensor pursuant to the terms and conditions set forth in this Agreement.
D.Licensee is party to an existing intellectual property license agreements regarding the Licensed Property (the “Existing IP Agreements”). This Agreement replaces the Existing IP Agreements to accommodate certain intercompany arrangements of Licensor. Save for the change of licensor from Wynn Resorts Holdings, LLC and Wynn Resorts, Limited to Licensor, the material terms and conditions of this Agreement remain substantially the same as those of the Existing IP Agreements.
Now, therefore, in consideration of the foregoing and the mutual promises contained herein, the parties have agreed as follows:
1.License. The Licensor grants the following licenses to the Licensee at the location specified herein.
1.01Licensor provides to Licensee a non-exclusive license and/or non exclusive sublicense to use the marks and works owned, or which will be owned, by the Licensor including but not limited to the marks and works listed in Schedule A, attached hereto, in connection with the operation, advertising, promotion, distribution and services of the Operations. The foregoing licenses granted in this Paragraph 1.01 shall hereinafter be known as the "Trademark License".

1.02Licensor provides Licensee a non-exclusive sublicense to the works listed in Schedule B, attached hereto, in connection with the operation, advertising, promotion, distribution and services of the Operations. The foregoing licenses granted in this Paragraph 1.02 shall hereinafter be known as the "Copyright License".
1.03Licensor provides to Licensee a non-exclusive license to use the data, trade secrets and know-how listed in Schedule C, attached hereto, developed by the Licensor and Affiliates and its employees, officers, directors and representatives, and such future items as may be provided from time to time for use in connection with the operation, advertising, promotion, distribution and services of the Operations. Licensor and Affiliates shall pay all costs associated with the development of such data, trade secrets and know how and shall also be responsible for providing Licensee updates or upgrades to such materials. Licensee shall reimburse all installation and/or training costs incurred by Licensor in connection with providing Licensee such information. The foregoing license shall hereinafter be known as the "Trade Secret and Know-How License."
1.04Notwithstanding any other provision of this Agreement, including, without limitation, Sections 2.01 and 2.02 hereof, Licensee shall have the right to sublicense any or all of its rights under the Trademark License and the Copyright License to any sublessee permitted under the leases with respect to the hotel locations of the Licensee ("Approved Sublessee") located in Macau. The Trade Secret and Know-How License may not be sublicensed by the Licensee.
1.05Licensee shall have the right to sublicense all of its rights and licenses granted pursuant to the Trademark License and the Copyright License in order to have persons other than Licensee produce and manufacture promotional products or the packaging thereof Licensee will identify its products and manufacturers for the products to Licensor upon request. Licensee agrees that any person or entity licensed to manufacture such products shall be prohibited from manufacturing, producing, selling, distributing, or shipping products other than to the Licensee, the Licensor, or Approved Sublessees. Licensee further agrees to enforce such prohibition at its own expense and upon reasonable demand by Licensor.
2.License Term.
2.01This Agreement shall be effective as of January 1, 2025 and shall continue as to all non-expired and non-terminated locations, or until otherwise terminated under the provisions of this Agreement.
2.02This Agreement is specific to the Licensee's operations located in Macau, but shall include the right to use the Licensed Property in all advertising, promotion and marketing materials worldwide and in any and all mediums now known or hereafter devised.

3.Royalties.
3.01Licensee shall pay to Licensor an aggregate monthly licensing fee (the "Licensing Fee") for each of the licenses granted herein in the amount and in accordance with the payment schedule set forth in Schedule D. Any withholding taxes associated with such payments shall be made by Licensee and shall not be withheld from the payments described on Schedule D.
4.Quality Control.
4.01Licensee agrees that the facilities, amenities, services and goods covered by this Agreement will be of high quality and that such amenities, services and products will be designed, manufactured, sold and distributed in full and complete compliance with all applicable laws of the relevant jurisdictions of the Operations. To this end, Licensee shall, before opening to the public and before advertising or promoting its hotel casino resort services to the public, first request that the Licensor inspect and approve (i) the facilities, and such approval shall not be unreasonably withheld; and (ii) any and all advertising, promotion, public relations material, merchandise, or promotional products ("Product Sample") before manufacture or production. Any Product Sample that contains any of the Licensed Property submitted to Licensor shall be deemed approved unless Licensor disapproves the same in writing within thirty (30) days after receipt by Licensor.
4.02All promotional items and products manufactured or assembled outside of the United States shall be marketed in accordance with prevailing U.S. Customs and Federal Trade Commission and other applicable laws, rules and regulations. To the extent that the Licensor's obligations for quality control with and from its third party licensors may vary from time to time, Licensee agrees to accept and comply upon reasonable written notice, with such quality control provisions as may be required under the Licensor's license agreements with third parties from whom Licensor has obtained the rights to the Licensed Property.
4.03Licensee acknowledges that providing substandard services or products would have an adverse effect upon the reputation of Licensor and any third party from whom Licensor has obtained such rights, including but not limited to the parties to the agreements listed on Schedule B. Accordingly, Licensee agrees to offer amenities or facilities of high quality standards and not to sell defective products (seconds) which bear the marks of the Licensed Property.
4.04Licensee agrees to operate the Operations in a manner which meets or exceeds the following minimum quality standards: (a) the business shall be operated in compliance with all applicable laws and regulations of the relevant jurisdictions of the Operations, including, but not limited to, health, safety, fire and business codes, tax laws, gaming laws and labor codes; (b) the business shall maintain all applicable business licenses, including, but not limited to, business, alcohol, and gaming; (c) the business shall be conducted in a professional and reputable manner, reasonably free from consumer complaints; (d) the premises shall be maintained in a pristine manner, consistently neat, clean and in proper repair and decor, in a highly sanitary condition, and all food and beverage services shall maintain the highest possible rating for cleanliness established by the governing entity for the site; (e) the business shall be operated in a manner that does not tarnish or diminish the value of the goodwill represented by the Licensed Property; and (f) the business shall be operated in a manner that does not adversely affect the goodwill or reputation of the Licensor and its affiliates or the Licensor's and its affiliates' ability to obtain or maintain licenses from any regulatory authority, including the Nevada Gaming Commission.

4.05Licensor (directly or through its authorized agents) shall have the right to inspect the premises upon reasonable notice, at any time. If, at any time, the Licensee fails to operate the Operations in conformity with the quality standards set forth herein, Licensor shall notify Licensee in writing of any such deficiency. Licensee shall have thirty (30) days within which to cure such deficiency. If the Licensee fails to cure any such failure, then Licensor may, at its option, cure the failure and charge the Licensee for the expense of doing so. In the event that the cure cannot be accomplished within thirty (30) days, but the Licensee has made a good faith effort to effect the cure, Licensor may extend the period to cure for a reasonable time, at Licensor's sole and absolute discretion.
5.Goodwill. All goodwill arising from the use of the Licensed Property shall inure to the benefit of the Licensor, or the party from whom the Licensor obtained its rights.
6.Use of Licensed Property
6.01Licensee shall comply, within a period not to exceed thirty (30) days, with the commercially reasonable conditions set forth by the Licensor, in writing, from time to time, with respect to the style, appearance and manner of use of the Licensed Property and any trade secrets, data and know-how provided to the Licensee pursuant to this Agreement. The Licensee may not make any use of the Licensed Property that is not in compliance with this Agreement, unless Licensee obtains the prior written permission of Licensor. Licensor may, at its option, require that the Licensee, at Licensee's cost, place a notice or notices acceptable to the Licensor of the Licensor's respective registration of the marks, works or rights.
6.02Licensee shall provide Licensor for prior approval copies of all print advertisements and marketing materials containing any of the Licensed Property prior to printing, publishing or distribution. Licensor shall not unreasonably withhold approval of such advertisements or marketing materials, and any disapproval shall specify the basis for such disapproval. In the event that the Licensor does not approve or disapprove of such use within thirty (30) days of receipt, the use shall be deemed to be approved.
6.03Licensee agrees not to use any of the Licensed Property in connection with any other trademark or service mark not owned by Licensor without the express written permission of Licensor. Licensor shall not unreasonably withhold approval of such use, and any disapproval shall be in writing specifying the basis for the disapproval. In the event that the Licensor does not approve or disapprove such request within thirty
(30) days of receipt, such request shall be deemed approved.
6.04Licensee will not permit any person or entity that leases, subleases or rents any portion of the Operations, to use any of the Licensed Property without a written agreement.
7.Termination.
7.01Upon any breach of this Agreement by the Licensor, the Licensee shall provide written notice to the Licensor, describing the nature of the breach. Except as provided in Paragraph 7.04 herein, the Licensor shall have ten (10) days within which to cure the breach. If the breach is not cured within that period of time, the Licensee may elect to terminate this Agreement. In the event that the cure cannot be accomplished within ten (10) days, but the Licensor has made a good faith effort to effect the cure, Licensee may extend the period to cure for a reasonable time, at Licensee's sole and absolute discretion. Termination of the Agreement is effective upon receipt by the Licensor of the written notice of termination.
7.02Upon any material breach of this Agreement by the Licensee, the Licensor shall provide written notice to the Licensee, describing the nature of the material breach. Except as provided in Paragraph 7.04 herein, the Licensee shall have thirty (30) days within which to cure the material breach. If the material breach is not cured within that period of time, the Licensor may elect to terminate this Agreement. In the event that the cure cannot be accomplished within thirty (30) days, but the Licensee has made a good faith effort to effect the cure, Licensor may extend the period to cure for ninety (90) days, at Licensor's sole and absolute discretion. Termination of the Agreement is effective upon receipt by the Licensee of the written notice of termination.
7.03The Licensor may require the Licensee to terminate any license granted hereunder to any approved third party licensee, or other sublicensee, if any such approved third party licensee, or other sublicensee (a) materially breaches this license and fails to cure the breach upon thirty (30) days notice from Licensor; or (b) becomes insolvent or bankrupt. Licensor may, in its sole and absolute discretion, first seek to cure any such breach or failure prior to termination, but any such attempt to cure shall not restrict the Licensor's right at any time to require termination as to the third party licensee or other sublicensee as otherwise provided in this Section.
7.04Licensee acknowledges that Licensor and its affiliated companies conduct businesses that are subject to and exist because of privileged gaming licenses issued by governmental authorities. Licensee agrees that the Licensor shall have the right to terminate this Agreement in the event (1)(i) any such privileged license is suspended or revoked, or (ii) the Licensor in good faith deems that the acts of the Licensee jeopardize any such privileged license, or the gaming business activities of the Licensor, or its affiliated companies (in each case, the "Relevant Event"); and (2) the Relevant Event continues for thirty (30) consecutive days after written notice has been provided to the Licensee describing the nature of the event or activity creating the problem for the privileged license.
7.05Upon the termination of any agreement between Licensor and any third party for the license of any of the Licensed Property, including but not limited to termination of any of the agreements listed on Schedule B, the portions of this Agreement relating to (or granting a license pursuant to) such terminated agreement shall concurrently terminate, without affecting any other provisions of this Agreement (including the Licensing Fee) provided that the Licensor shall not exercise its right to terminate any of their rights to the Licensed Property, including but not limited to the termination of the agreements listed in Schedule B without the prior written consent of the Licensee and any of its third party licensees.
7.06This Agreement shall automatically terminate three months after the occurrence of any of the events where; (1) Wynn Resorts, Limited ceases to hold or have the right to exercise more than 50% voting rights to the ordinary shares in the Licensee; or (2) the requisite level of the Licensee's independent shareholders' votes to continue the IP License Arrangement is not obtained at the shareholders' meeting of the Licensee if a shareholders’ approval is required under the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited or other applicable laws and regulations.
8.Indemnification.
8.01Licensee agrees to obtain, or cause to be obtained, once prior to the opening of its first casino resort hotel insurance which provides personal injury and property damage and product liability coverage for any and all claims, suits, losses and damages arising out of the operation of the Licensee's premises and sale of promotional merchandise, including coverage for any claims, suits, losses or damage arising out of negligence concerning the design, manufacture, distribution and sale of such promotional merchandise, from an insurance company, acceptable to Licensor, providing coverage and defense. The coverage for each occurrence shall be at least US$5,000,000 with the deductible or self-insurance retention not greater than US$100,000 or such in such other amounts as Licensor may advise Licensee. Licensee shall maintain or cause to be maintained public liability insurance coverage during the term of this Agreement. Licensor shall be named as an additional insured and shall receive notice of any cancellation of insurance from the insurance carrier not less than 30 days prior to effective date of such cancellation.
8.02Licensor shall defend, indemnify and hold Licensee and all of Licensee's directors, officers, employees, agents, affiliates, sublicensees, sublessors and assigns (collectively, the "Licensed Protected Parties") harmless from and against any demand, claims and losses arising from any third party claim alleging infringement of Licensed Property.
8.03Licensee shall defend, indemnify and hold Licensor and its directors, officers, employees, agents and affiliates (collectively, "Licensor's Protected Parties") harmless from and against any and all demands, claims, losses or damages by reason of premise liability or product defect or negligent design or manufacture by or for the Licensee, or arising from the Licensee's operation of the Operations.
9.Notices. Except as otherwise set forth herein, any notices, statements or payments required to be made or given under this Agreement shall hand delivered or sent via registered mail, postage prepaid or by facsimile, to the following persons and addresses which may change or be modified at any time in writing by the receiving parties.

To Licensor:	Wynn NKH, LLC
3131 Las Vegas Boulevard South, Las Vegas,
Nevada 89109, United States
Fax No.: (702) 770 8867
Attention: General Counsel

To Licensee:	Wynn Macau, Limited
Rua Cidade de Sintra, NAPE, Macau
Fax No.: (853) 8956 5500
Attention: General Counsel

10.Miscellaneous.
10.01The parties each represent and warrant to the other that their own officer, or other duly authorized representative executing this

Agreement, has the full power and authority to do so on their behalf.
10.02This Agreement shall be construed without regard to the rule of presumption requiring construction against the party who drafted the agreement, or caused it to be drafted. Neither party shall be deemed to be the drafting party. The parties hereto shall, and they hereby do, waive trial by jury with respect to any action brought by a party hereto against any other party or to any other matter arising out of or in any way connected with the Licensed Property.
10.03The parties agree that they have each read and understand this Agreement; they understand its content and meaning; and they have executed it of their own free will in accordance with their own judgment, after having the opportunity to obtain the advice of counsel and having actually received the advice of counsel. The parties acknowledge that they have not been coerced, influenced or induced to execute this Agreement by any improper action.
10.04To facilitate the execution of this Agreement by the parties, the parties may execute it in subparts, and the signature transmitted by facsimile shall have the same force and effect as the original signature. This Agreement shall be subject to, governed by and construed according to the laws of Nevada or, where applicable, federal statutory and common law. Any dispute regarding or relating to this Agreement shall be non-exclusively adjudicated in a court of competent jurisdiction in the State of Nevada.
10.05No term or provision hereof shall be construed to be waived by any party, and no breach shall be excused by a party, unless such waiver or consent in writing, signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute consent to, waiver of, or excuse of any other, different, or subsequent breach by any party.
10.06The schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the schedules.
10.07This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements unless otherwise provided. Each party acknowledges and agrees by executing this Agreement that it is not relying upon any representation or promise whatsoever that is not contained herein and that any such representation or promise is acknowledged to be immaterial. Accordingly, each party to this Agreement waives the defense or claims of fraud in inducement or mistake of law or fact to any claim arising out of, based on, or related to this Agreement, except with respect to the express representations set forth in this Agreement.

[signature pages to follow]

In Witness Whereof, the parties have caused this Agreement to be duly executed as of the day and year first above written.

For and on behalf of
WYNN NKH, LLC	/s/ Julie Cameron-Doe
Julie Cameron-Doe
Treasurer

In Witness Whereof, the parties have caused this Agreement to be duly executed as of the day and year first above written.

For and on behalf of
WYNN MACAU, LIMITED	/s/ Jay Schall
Jay Schall
General Counsel - Wynn Macau, Limited

Schedule A

LICENSORS MARKS AND WORKS
Sch. A

Schedule B
Sch. B

Schedule C

TRADE SECRETS, DATA AND KNOW-HOW

1.Customer Lists
2.Marketing Concepts, Design and Coordination

3.Payout Ratio Computation Formulas

4.Employee Training Manuals

5.Security Know How

6.Casino Operations Know How

7.Cash Handling Systems
8.Regulatory Compliance Procedures
Sch. C

Schedule D LICENSING FEE

Licensing Fee:	Licensee shall pay a Licensing Fee to Licensor equal to the greater of (i) three percent (3%) of Licensee's IP gross monthly revenues and (ii) US$1.5 million per month. For the avoidance of doubt, the Licensing Fee shall never be less than US$l.5 million per month unless the Licensor, in its sole discretion, permits the payment of a lesser amount.

Timing of Payments:	For the avoidance of doubt, a reference to "IP gross monthly revenues" refers to the Licensee's IP gross revenues accrued at the end of each calendar month. "IP gross revenues" refers to Licensee's total operating revenues as adjusted by adding back (1) commissions and discounts which were netted against the operating revenues, and (2) promotional allowances. The calculation of Licensee's operating revenues, promotional allowances, and commissions and discounts in connection with the IP gross revenues in connection with this Agreement shall always be consistent with the Licensee's accounting policies and International Financial Reporting Standards as in effect at December 31, 2024. If any subsidiary of the Licensee requires the Licensed Property, "IP gross revenue" and "IP monthly gross revenue" will be interpreted to include the gross revenues of such subsidiary.

The Licensing Fee shall be payable by Licensee not later than the last business day of the month following the month in which it was earned. The Licensor shall inform Licensee of the account or accounts to be used by Licensee for payment.